October 28, 2024

Northern Lights Fund Trust

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Re:       Northern Lights Fund Trust - File Nos. 333-122917 and 811-21720

Dear Sir/Madam:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 1,463 under the Securities Act of 1933 (the “Securities Act”), as amended to the Northern Lights Fund Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1,472 under the Securities Act (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP